KPMG LLP

Aon Center

Suite 5500

200 E. Randolph Street

Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 27, 2024, with respect to the financial statements and financial highlights of the Funds listed in Appendix A.

/s/ KPMG LLP

Chicago, Illinois

November 25, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.

Appendix A

For the year ended July 31, 2024 (statements of operations); each of the years in the two-year period ended July 31, 2024 (statement of changes in net assets); each of the years in the five-year period ended July 31, 2024 (financial highlights):

Nuveen Enhanced Yield U.S. Aggregate Bond ETF (NUAG)

Nuveen ESG 1-5 Year U.S. Aggregate Bond ETF (NUSA)

Nuveen ESG U.S. Aggregate Bond ETF (NUBD)

For the year ended July 31, 2024 (statements of operations); each of the years in the two-year period ended July 31, 2024 (statement of changes in net assets); each of the years in the four-year period ended July 31, 2024 and the period September 25, 2019 (commencement of operations) through July 31, 2020 (financial highlights):

Nuveen ESG High Yield Corporate Bond ETF (NUHY)

For the period March 5, 2024 (commencement of operations) through July 31, 2024 (statements of operations, changes in net assets and financial highlights):

Nuveen Core Plus Bond ETF (NCPB)

Nuveen Preferred and Income ETF (NPFI)

Nuveen Sustainable Core ETF (NSCR)

Nuveen Ultra Short Income ETF (NUSB)

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